                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      Weider Nutrition International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                      WEIDER NUTRITION INTERNATIONAL, INC.
                              2002 SOUTH 5070 WEST
                        SALT LAKE CITY, UTAH 84104-4726

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 9, 2000

                            ------------------------

To the Stockholders of Weider Nutrition International, Inc.:

     The Annual Meeting of Stockholders (the "2000 Annual Meeting") of Weider Nutrition International, Inc., a Delaware corporation (the "Company"), will be held at the Parker Meridien Hotel, 118 West 57th Street, New York, New York 10019 on November 9, 2000, at 2:00 p.m., local time, for the following purposes:

     1.  To elect the Company's Board of Directors;

     2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending May 31, 2001; and

     3. To transact such other business as may properly come before the 2000 Annual Meeting or at any adjournments or postponements thereof.

     The Board of Directors of the Company has fixed the close of business on September 20, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the 2000 Annual Meeting or any adjournments or postponements thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the 2000 Annual Meeting and any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT AND FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

     Whether or not you plan to attend the 2000 Annual Meeting, please complete, sign, date and return promptly the enclosed form of proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                          By Order of the Board of Directors,

                                          /s/ Daniel A. Thomson

                                          DANIEL A. THOMSON
                                          Senior Vice President, General Counsel
                                          and Secretary

Salt Lake City, Utah
October 12, 2000

                      WEIDER NUTRITION INTERNATIONAL, INC.
                              2002 SOUTH 5070 WEST
                        SALT LAKE CITY, UTAH 84104-4726

                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 9, 2000

                            ------------------------

                                  INTRODUCTION

     This proxy statement is furnished to the stockholders of Weider Nutrition International, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Company's Board of Directors to be voted at the Annual Meeting of Stockholders (the "2000 Annual Meeting") to be held on November 9, 2000 at 2:00 p.m., local time, at the Parker Meridien Hotel located at 118 West 57th Street, New York, New York 10019, or at such other time and place to which the 2000 Annual Meeting may be adjourned, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and Notice of Annual Meeting of Stockholders and the related proxy card are first being mailed to stockholders on or about October 13, 2000.

                                  RECORD DATE

     The Board of Directors has fixed the close of business on September 20, 2000 as the record date (the "Record Date") for the 2000 Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the 2000 Annual Meeting and any adjournments or postponements thereof.

                                    PROXIES

     The proxies named on the enclosed proxy card were appointed by the Board of Directors to vote the shares represented by the proxy card. Upon receipt by the Company of a properly signed and dated proxy card, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card, his or her shares cannot be voted by proxy. Stockholders are urged to mark the boxes on the proxy card to show how their shares are to be voted. If a stockholder returns a signed proxy card without marking the boxes, the shares represented by the proxy card will be voted FOR the election of the persons named under "Election of Directors" as nominees for election as directors of the Company (each a "Nominee" and, collectively, the "Nominees") and FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending May 31, 2001, as recommended by the Board of Directors herein and on the proxy card. The proxy card also confers discretionary authority on the proxies to vote on any other matter not presently known to the management that may properly come before the meeting or any adjournment thereof.

     Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same:

     - upon receipt by the Company, before the proxy is voted, of a duly executed proxy bearing a later date;

     - by written notice of revocation to the Secretary of the Company received before the proxy is voted; or

     - by such person(s) voting in person at the 2000 Annual Meeting.

     Duly executed proxies in the form enclosed, unless properly revoked, will be voted at the 2000 Annual Meeting.

     The expenses incidental to the preparation and mailing of this proxy material are being paid by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. No solicitation currently is planned beyond the mailing of this proxy material to stockholders and to brokerage firms, nominees, custodians and fiduciaries, who may be requested to forward the proxy materials to the beneficial owners of shares held of record by them.

                       VOTING SHARES AND QUORUM REQUIRED

     On the Record Date, the Company had outstanding 10,543,733 shares of Class A Common Stock, par value $.01 per share (the "Class A Stock"), and 15,687,432 shares of Class B Common Stock, par value $.01 per share (the "Class B Stock", and together with the Class A Stock, the "Common Stock"). Holders of Class A Stock on the Record Date (the "Class A Stockholders") are entitled to one vote per share on all matters submitted to a vote of stockholders and holders of Class B Stock on the Record Date (the "Class B Stockholders," and together with the Class A Stockholders, the "Stockholders") are entitled to ten votes per share on all matters submitted to a vote of stockholders. Thus, an aggregate of 167,418,053 votes (the "Voting Shares") may be cast by the Stockholders at the 2000 Annual Meeting.

     The presence in person or by proxy of the holders of a majority of the issued and outstanding Voting Shares entitled to vote at the 2000 Annual Meeting, excluding Common Stock held by the Company, is necessary to constitute a quorum at the 2000 Annual Meeting. "Broker non-votes" (i.e., shares held by brokers or nominees that are represented at the 2000 Annual Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     The affirmative vote of a plurality of Voting Shares represented in person or by proxy and entitled to vote at the 2000 Annual Meeting is required to elect the directors. The affirmative vote of a majority of the Voting Shares represented in person or by proxy and entitled to vote is required to approve the proposal to ratify the appointment of the Company's independent auditors.

     Pursuant to the laws of the State of Delaware, the inspectors of the election will not count shares represented by proxies that reflect abstentions or broker non-votes as votes cast with respect to the election of directors, and therefore, neither abstentions nor broker non-votes will affect the outcome of the election of the Nominees. With respect to the proposal to ratify the appointment of the Company's independent auditors and any other proposals that properly come before the 2000 Annual Meeting, abstentions with respect to any such proposal will have the effect of a vote against such proposal. Broker non-votes, however, will be treated as not entitled to vote and thus unvoted for purposes of determining approval of such proposal. Thus, broker non-votes will not be counted as votes for or against such proposals.

                            MATTERS TO BE VOTED UPON

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The eight Nominees set forth below have been duly nominated to stand for election as directors of the Company to serve for a term of one year, or until their successors are duly elected and qualified. The Board of Directors recommends a vote FOR each of the Nominees. Each of the Nominees has indicated a willingness to serve as a member of the Board of Directors if elected. If any of the Nominees should become unable or unwilling to serve prior to the 2000 Annual Meeting, the proxy will be voted for a substituted nominee or nominees designated by the Board of Directors. The information provided below with respect to the Nominees is as of the Record Date.

     Each of the Company's eight Nominees for election to the Board of Directors is currently serving as a director of the Company and was elected to his present term of office by the stockholders of the Company, except that Mr. H. F. Powell was appointed to the Board in January 2000. The Company's Bylaws provide that the Board of Directors will have three to 15 directors. In June 2000, Mr. Glenn Schaeffer resigned his position as a director of the Company. At that time, the number of directors was reduced from nine to eight.

     Directors to be elected at the 2000 Annual Meeting are as follows:

                   NAME                      AGE                       POSITION
                   ----                      ---                       --------
Eric Weider................................  36     Chairman of the Board
George F. Lengvari.........................  58     Vice Chairman of the Board
Bruce J. Wood..............................  50     Chief Executive Officer, President and Director
Ronald L. Corey............................  61     Director
Donald G. Drapkin..........................  52     Director
David J. Gustin............................  49     Director
Roger H. Kimmel............................  54     Director
H. F. Powell...............................  67     Director

     Eric Weider has been a director of the Company since June 1989, Chairman of the Board of Directors since August 1996 and since June 1, 1997 has been President and Chief Executive Officer of Weider Health and Fitness, a major stockholder of the Company. Mr. Weider also serves as a member of the board of directors of a number of public and private companies in the United States and Canada, including Weider Health and Fitness, Nutripeak, Inc. and Weider Publications, a publisher of health and fitness magazines. Mr. Weider is also the President of the Joe Weider Foundation.

     George F. Lengvari has been a director of the Company since August 1996 and serves as Vice Chairman of the Board of Directors. Mr. Lengvari has been Vice Chairman of Weider Health and Fitness since June 1995 and Chairman of Weider Publications U.K. since September 1994. Prior to joining Weider Health and Fitness, Mr. Lengvari was a partner for 22 years in the law firm Lengvari Braman and is currently of counsel to the law firm LaPointe Rosenstein.

     Bruce J. Wood has been Chief Executive Officer, President and a director of the Company since June 1999. From January 1998 to December 1998, Mr. Wood was the President and a founder of All Stock Label LLC. From 1973 to December 1997, Mr. Wood held various management positions with divisions of Nabisco, Inc., a manufacturer and marketer of packaged food, including President and Chief Executive Officer of Nabisco, Ltd., President of Planters Lifesavers Company, and Senior Vice President, Marketing of both Nabisco Biscuit Company and Del Monte USA. Mr. Wood also serves as a director of Payge International Ltd., Montreal, a private company which manufactures injection molded plastic industrial and advertising products.

     Ronald L. Corey has been a director of the Company since August 1996. Mr. Corey served as President of the Club de Hockey Canadien Inc. (the Montreal Canadiens) and the Molson Center Inc. from 1982 through July 1999. In addition, between 1985 and 1989, Mr. Corey held the position of Chairman of the Board and director of the Montreal Port Corporation. Mr. Corey has previously served as director of numerous companies, including Banque Laurentienne, Reno-Depot Inc. and Transamerica Life Companies, an insurance and financial services company.

     Donald G. Drapkin has been a director of the Company since October 1997. Mr. Drapkin has been a Director and Vice Chairman of MacAndrews & Forbes Holdings, Inc. and various of its affiliates since March 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a Partner in the law firm of Skadden, Arps, Slate, Meagher & Flom in New York for more than five years. Mr. Drapkin also is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: Anthracite Capital, Inc., BlackRock Asset Investors, The Molson Companies Limited, Nexell Therapeutics Inc., Playboy.com Inc., Playboy Enterprises, Inc., ProxyMed, Inc., Revlon Consumer Products Corporation, Revlon, Inc., and the Warnaco Group, Inc. (On December 27, 1996, Marvel Entertainment Group, Inc., Marvel Holdings Inc., Marvel (Parent) Holdings Inc. and Marvel III Holdings Inc., each of which Mr. Drapkin was a director of at such time, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

     David J. Gustin has been a director of the Company since March 1999. From March 1999 until June 1999, Mr. Gustin served as Chief Executive Officer and President of the Company. From 1992 to June 1998, Mr. Gustin held various senior management positions within ConAgra, Inc., including President of ConAgra Grocery Products Companies, Hunt-Wesson Grocery Products Companies, LaChoy/Rosarita Company and Orville Redenbacher/Swiss Miss Company. Prior to joining ConAgra, Inc., Mr. Gustin held various management positions with Frito-Lay, Inc. and General Foods Corporation.

     Roger H. Kimmel has been a director of the Company since August 1996. Mr. Kimmel has been a partner at the law firm of Latham & Watkins for more than five years. Mr. Kimmel is also a director of Algos Pharmaceutical Corporation and U.S. Dermatologics, Inc., a pharmaceutical research company.

     H.F. Powell has been a director of the Company since January 2000. Since 1997, Mr. Powell has been an independent consultant to various corporations. Prior to his retirement in 1996, Mr. Powell served as Executive Vice President and Chief Financial Officer of Nabisco, Inc. from 1994 through 1996 and President of Nabisco International from 1989 through 1994. Throughout his career, Mr. Powell served in various senior level finance and operating positions including Executive Vice President of Nabisco International, Senior Vice President and Chief Financial Officer of Nabisco Brands, President of Nabisco Brands Canada and Senior Vice President and Chief Financial Officer of Standard Brands.

VOTE AND RECOMMENDATION

     The affirmative vote of a plurality of the Voting Shares represented in person or by proxy and entitled to vote at the 2000 Annual Meeting is required to elect each Nominee. Neither broker non-votes nor abstentions will be treated as shares entitled to vote with respect to such approval and, thus, neither broker non-votes nor abstentions will affect the outcome of the election of the Nominees (e.g., will not count as votes for or against any Nominee). Unless instructed to the contrary, the shares represented by the proxies will be voted FOR election of each Nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY CARD.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to stockholder ratification, the Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending May 31, 2001 and until their successors are appointed. Stockholders are being asked to vote upon the ratification of such appointment. If stockholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors will reconsider the appointment.

     A representative of Deloitte & Touche LLP is expected to be present at the 2000 Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

VOTE AND RECOMMENDATION

     The affirmative vote of a majority of the Voting Shares represented in person or by proxy and entitled to vote at the 2000 Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending May 31, 2001. Broker non-votes as to ratification of the appointment of the Company's independent auditors will not be treated as shares entitled to vote with respect to such ratification and, thus, will not affect the outcome of the ratification. Abstentions, however, will have the same affect as votes against this proposal. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2001. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2001 UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY CARD.

                 VOTING SECURITIES AND CERTAIN HOLDERS THEREOF

     The following table sets forth as of September 22, 2000, the amount and percentage of the outstanding shares of the Common Stock which, according to the information supplied to the Company, are beneficially owned by:

     - each of the directors of the Company (all of whom are nominees for re-election as directors of the Company);

     - each of the Named Officers (as defined on page 8);

     - all current directors and executive officers of the Company as a group;
       and

     - each person or entity who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock.

Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed has sole voting and sole investment power with respect to the shares which are deemed beneficially owned by such person or entity.

                                                   SHARES BENEFICIALLY OWNED(1)
                                          ----------------------------------------------    PERCENT
                                              NUMBER OF SHARES             PERCENT          OF TOTAL
                                          ------------------------    ------------------     VOTING
        NAME OF BENEFICIAL OWNER          CLASS A(2)     CLASS B      CLASS A    CLASS B     POWER
        ------------------------          ----------    ----------    -------    -------    --------
DIRECTORS AND NAMED OFFICERS:
  Eric Weider(3)........................      3,600              0        *          0%          *
  Bruce J. Wood.........................    200,000              0      1.9%         0           *
  Ronald L. Corey.......................     76,427              0        *          0           *
  Donald G. Drapkin.....................     23,000              0        *          0           *
  David J. Gustin.......................      2,333              0        *          0           *
  Roger H. Kimmel(4)....................     34,000              0        *          0           *
  George F. Lengvari(5).................          0              0        0          0           0%
  H. F. Powell..........................          0              0        0          0           0
  Stephen D. Young......................     90,815              0        *          0           *
  Joseph W. Baty........................     34,590              0        *          0           *
  Jerome J. Bock........................     10,000              0        *          0           *
  James P. Lacey........................     16,000              0        *          0           *
  Directors and executive officers as a
     group (13 persons)(3),(4),(5)......    485,900              0      4.6          0           *

OTHER PRINCIPAL STOCKHOLDERS:
  Weider Health and Fitness(6)..........          0     15,687,432        0        100        93.7
  21100 Erwin Street
  Woodland Hills, CA 91367
  Gabelli Asset Management Inc.(7)......  1,340,000              0     5.36          0           *
  One Corporate Center
  Rye, New York 10580
  Wynnchurch Capital(8).................  1,174,955              0     11.2          0           *
  Two Conway Park
  150 Field Dr., Suite 165
  Lake Forest, IL 60045
  UBS AG(9).............................    496,200              0      5.4          0           *
  Bahnofstrasse 45
  8021, Zurich, Switzerland

---------------
 *  Represents less than 1%.

(1) Except for information based on Schedules 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of September 22, 2000, and includes shares exercisable within 60 days of September 22, 2000 held by each person, as if such shares were outstanding on September 22, 2000.

(2) Includes 200,000, 19,000, 19,000, 2,333, 19,000, 4,000, 34,000, 10,000,
    15,000 and 337,333 shares of Class A Common Stock which may be purchased upon the exercise of stock options by Messrs. Wood, Corey, Drapkin, Gustin, Kimmel, Young, Baty, Bock and Lacey and all current directors and executive officers as a group, respectively.

(3) Does not include 15,687,432 shares of Class B Common Stock held by Weider Health and Fitness. Mr. Weider is President and Chief Executive Officer of Weider Health and Fitness. Mr. Weider disclaims beneficial ownership of such shares.

(4) Does not include 2,000 shares of Class A Common Stock held in two trusts for the benefit of the children of Mr. Kimmel, as to which shares Mr. Kimmel has neither the power of disposition nor the power to vote. Mr. Kimmel disclaims beneficial ownership of such shares.

(5) Does not include 232,426 shares of Class A Common Stock held by Bayonne Settlement, a trust organized under the laws of Jersey (U.K.), of which family members of George F. Lengvari are included among the beneficiaries. Bayonne Settlement is administered by an independent trustee and Mr. Lengvari has neither the power of disposition nor the power to vote the shares. Mr. Lengvari disclaims beneficial ownership of such shares.

(6) Based on Schedule 13G filed on July 9, 1997 by Weider Health and Fitness.

(7) Based on Schedule 13D dated August 21, 2000.

(8) Based on Schedule 13D filed on August 8, 2000 by Wynchurch Capital, Ltd.

(9) Based on Schedule 13G filed on February 11, 2000 by UBS AG and Brinson Partners, Inc., a wholly owned subsidiary of UBS AG.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following table set forth the names, ages and titles of executive officers of the Company as of the Record Date.

               NAME                  AGE                           POSITION
               ----                  ---                           --------
Bruce J. Wood......................  50     Chief Executive Officer, President and Director
Jerome J. Bock.....................  60     Executive Vice President -- Operations
Stephen D. Young...................  46     Executive Vice President -- International
Joseph W. Baty.....................  43     Executive Vice President and Chief Financial Officer
James P. Lacey.....................  40     Executive Vice President -- Sales and Marketing
Daniel A. Thomson..................  36     Senior Vice President -- Legal Affairs, General
                                            Counsel and Secretary

     Set forth below are descriptions of the backgrounds of the current executive officers of the Company. For a description of the background of Mr. Wood, see "Proposal 1 -- Election of Directors." The Company is not aware of any family relationships among any of its directors and executive officers.

     Mr. Bock has served as Executive Vice President -- Operations of the Company since July 1999. Prior to joining the Company, Mr. Bock served as Vice President of Operations for the Hunt-Wesson Division of ConAgra, Inc. from 1993 to February 1999. From 1990 to 1993, Mr. Bock was the President of the Rolling Pin Business Unit of Shato Holdings, Inc. Prior to joining Shato Holdings, Mr. Bock held various operations and management positions with The Pillsbury Company from 1962 to 1989.

     Mr. Young has served as an Executive Vice President of the Company since January 1997. From January 1994 to July 1999, Mr. Young served as the Chief Financial Officer of the Company. Prior to joining the Company in 1993, Mr. Young served as Vice President Finance at First Health Strategies, which he joined in 1983. Mr. Young is a certified public accountant.

     Mr. Baty has served as Executive Vice President and Chief Financial Officer of the Company since November 1999. From January 1997 to October 1999, Mr. Baty served as Senior Vice President -- Finance of the Company. Prior to joining the Company, Mr. Baty was a partner at KPMG LLP, which he joined in 1984. Mr. Baty is a certified public accountant.

     Mr. Lacey has served as Executive Vice President -- Sales and Marketing of the Company since March 2000. From July 1999 to February 2000 Mr. Lacey served as Senior Vice President -- Sales of the Company. From January 1998 to July 1999, Mr. Lacey served as Chief Operating Officer of Everlast Nutritional Products. From July 1996 to December 1997, Mr. Lacey was Vice President of Sales at Powerbar, Inc. Prior to joining Powerbar, Mr. Lacey held various sales, marketing and management positions from 1982 to 1996 with Gillette-Oral-B Laboratories, Nestle Food Corporation, and Smith Kline-Beecham.

     Mr. Thomson has served as Senior Vice President -- Legal Affairs and General Counsel of the Company since July 1998 and Secretary since July 1999. Prior to joining the Company, Mr. Thomson was in private law practice in the corporate and securities departments of Latham & Watkins and LeBoeuf, Lamb, Greene & MacRae. Mr. Thomson, a certified public accountant, was an accountant and consultant with the firm of Price Waterhouse prior to practicing law.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended May 31, 2000, 1999 and 1998 of those persons who were either:

     - the chief executive officer during the last completed fiscal year; or

     - each of the Company's four other most highly compensated executive officers as of the end of the last completed fiscal year whose annual salary and bonuses exceeded $100,000 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                       -------------------------------   ----------------------------------
                                                               OTHER                  AWARDS OF
                                                              ANNUAL     RESTRICTED     STOCK     ALL OTHER
                                                              COMPEN-      STOCK       OPTIONS     COMPEN-
NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS     SATION(1)   AWARDS(2)    (SHARES)    SATION(3)
---------------------------     ----   --------   --------   ---------   ----------   ---------   ---------
Bruce J. Wood(1)(6)...........  2000   $400,000   $408,000   $456,444        $0        600,000    $      0
  Chief Executive Officer and
  President
David J. Gustin(2)............  2000          0          0          0         0              0     368,651
  Chief Executive Officer       1999    120,000    120,000          0         0        750,000           0
  and President
Jerome J. Bock(3)(6)(7).......  2000    160,269     81,266     56,280         0         50,000       4,200
  Executive Vice President --
  Operations
Stephen D. Young(4)(7)........  2000    190,000     96,900          0         0              0       5,100
  Executive Vice President --   1999    185,000          0          0         0         20,000       4,000
  International                 1998    165,000     45,000          0         0              0       4,000
Joseph W. Baty(7).............  2000    185,833    107,100          0         0         45,000       5,100
  Executive Vice President      1999    155,000          0          0         0         30,000       3,839
  and Chief Financial Officer   1998    125,000     30,000          0         0              0       3,625
James P. Lacey(5)(6)(7).......  2000    170,539     96,566     91,276         0         75,000       4,017
  Executive Vice President --
  Sales and Marketing

---------------
(1) Mr. Wood became President and Chief Executive officer of the Company effective June 3, 1999. Includes all compensation paid to Mr. Wood for fiscal 2000.
(2) Mr. Gustin became President and Chief Executive Officer of the Company effective March 1, 1999 and resigned from the employ of the Company effective June 2, 1999. Fiscal 1999 amounts include all compensation paid to Mr. Gustin from March 1, 1999 through May 31, 1999. In connection with his resignation, Mr. Gustin and the Company entered into an agreement pursuant to which Mr. Gustin was entitled to certain cash payments paid during fiscal 2000. Mr. Gustin remains a member of the Board of Directors of the Company.
(3) Mr. Bock joined the Company in July 1999.
(4) At May 31, 2000, Mr. Young held 18,272 shares of unvested Class A Restricted Stock, valued at approximately $60,526. The Class A Restricted Stock was issued at the time of the Company's IPO upon conversion of unvested Performance Units pursuant to the Management Incentive Agreements, and vests 20% per year. See "Certain Relationships and Related Party
    Transactions -- Management Incentive Agreements."
(5) Mr. Lacey joined the Company in July 1999.
(6) In connection with their employment with the Company, Messrs. Wood and Lacey relocated to Salt Lake City, Utah. Costs associated with the relocation are included in other annual compensation. Mr. Bock's employment arrangement provides for the Company to reimburse him for commuting expenses.

(7) Amounts under the heading "All Other Compensation" represent the Company's matching contributions under its 401(k) Plan.

     The following table sets forth certain information with respect to grants of options to purchase shares of Class A Stock under the Equity Plan to the Named Officers during fiscal year 2000.

                      OPTION GRANTS IN FISCAL YEAR 2000(1)

                                                                                     POTENTIAL REALIZABLE VALUE AT
                                       PERCENTAGE OF                                    ASSUMED ANNUAL RATES OF
                                       TOTAL OPTIONS                                    STOCK PRICE APPRECIATION
                           OPTIONS      GRANTED TO      EXERCISE OR                        FOR OPTION TERM(2)
                           GRANTED     EMPLOYEES IN     BASE PRICE     EXPIRATION    ------------------------------
NAME                       (SHARES)     FISCAL YEAR      PER SHARE        DATE            5%               10%
----                       --------    -------------    -----------    ----------    -------------    -------------
Bruce J. Wood............  600,000         57.8%           $4.88         6/02/07      $1,396,557       $3,344,997
Jerome J. Bock...........   50,000          4.8            $4.31        07/11/07         102,951          246,586
Stephen D. Young.........        0           --                0              --              --               --
Joseph W. Baty...........   20,000          1.9            $4.44        08/12/07          42,374          101,493
                            25,000          2.4            $4.13        12/14/08          49,374          117,933
James P. Lacey...........   75,000          7.2            $4.00        07/05/07         143,237          343,077

---------------
(1) All options were granted under the Equity Plan and become exercisable in five equal annual installments beginning on the first anniversary date of grant, except that Mr. Wood's options become exercisable in three equal annual installments. Under the terms of the Equity Plan, the Compensation Committee retains discretion, subject to certain restrictions, to modify the terms of outstanding options and to reprice outstanding options. Options are granted for a term of eight years, subject to earlier termination in certain events. The exercise price is equal to the closing price of the Common Stock on The New York Stock Exchange on the date of grant.
(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent upon the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date the of this Proxy Statement other than the columns reflecting assumed rates of appreciation of 5% and 10%.

     The table below sets forth certain information with respect to the unexercised options to purchase shares of Common Stock held by the Named Officers as of May 31, 2000. No Named Officer exercised any options during fiscal 2000.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                              OPTIONS AS OF MAY 31, 2000        AS OF MAY 31, 2000(1)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Bruce J. Wood..............................         0          600,000           $0              $0
Jerome J. Bock.............................         0           50,000            0               0
Stephen D. Young...........................     4,000           96,000            0               0
Joseph W. Baty.............................    24,000           81,000            0               0
James P. Lacey.............................         0           75,000            0               0

---------------
(1) Based on the closing price of the Class A Stock on the New York Stock Exchange on May 31, 2000 ($3.3125), the last trading day of the Class A Stock in fiscal 2000, minus the exercise price of the option.

EMPLOYMENT RELATED AGREEMENTS

     The Company entered into an employment agreement with Mr. Wood as of June 3, 1999. Pursuant to his employment agreement, Mr. Wood is entitled to a base salary of $400,000 per year and annual bonuses in an amount based upon the annual performance and profitability of the Company. In addition, in the event Mr. Wood terminates his employment for "cause" or is terminated without "cause" (as defined in the employment agreement), he is entitled to a severance payment in an amount equal to 100% of his base salary, plus an amount equal to the greater of his base salary and annual bonus for the prior year. In addition, upon such termination, or if Mr. Wood is terminated for incapacity, his options to purchase Common Stock of the Company that would have become exercisable on the next following anniversary of the date of grant will immediately become exercisable. Pursuant to his employment agreement, if Mr. Wood's employment is terminated by him for "cause" or the Company terminates his employment without "cause," he will be prohibited from becoming an employee of certain of the Company's competitors within the territorial United States for a period of six months. If his employment is terminated for any other reason, such prohibition will last for one year. Unless sooner terminated by the parties, the agreement expires on May 31, 2002.

     The Company also entered into a Change in Control Agreement with Mr. Wood effective as of August 1, 2000. Pursuant to such agreement, upon certain change of control events that are consummated on or before August 1, 2001, if Mr. Wood's employment is terminated by him for "cause" or the Company terminates his employment without "cause" on the closing of a change of control event, he will be entitled to receive an amount equal to his base salary, in addition to any amount he is entitled to receive pursuant to his employment agreement with the Company. If, upon the closing of a change of control event, (a) Mr. Wood terminates his employment for "good reason," (b) the Company terminates his employment without "cause," or (c) he continues his employment with the Company after a change of control, Mr. Wood will be entitled to receive a retention bonus equal to an amount based upon the aggregate fair market value of the Company upon the change of control.

     The Company entered into an agreement with Mr. Baty as of October 1, 1999. Pursuant to his severance agreement, in the event Mr. Baty terminates his employment for "good reason" or the Company terminates his employment without "cause" (each, as defined in the employment agreement), he is entitled to a severance payment in an amount equal to 100% of his base salary, plus an amount equal to the greater of (a) his prior year's bonus, (b) the average of his bonuses for the past three years, and (c) 30% of his base salary. In addition, upon such termination and upon certain change of control events, Mr. Baty's options to purchase Common Stock of the Company will vest and become exercisable.

     The Company entered into an agreement with Mr. Bock as of April 1, 2000. Pursuant to such agreement, in the event Mr. Bock terminates his employment for "good reason" or the Company terminates his employment without "cause" (each, as defined in the employment agreement), he is entitled to a severance payment in an amount equal to 100% of his annual base salary, plus an amount equal to the greater of (a) his prior year's bonus and (b) the average of his bonuses for the past three years. Upon certain change of control events, Mr. Bock's options to purchase Common Stock of the Company will vest and become exercisable. Mr. Bock is also prohibited from becoming an employee of certain entities engaged in the manufacture and distribution of nutritional supplements within Canada and the territorial United States for a period of one year following the termination of such agreement.

     The Company entered into an employment agreement with Mr. Lacey as of March 1, 2000. Pursuant to his employment agreement, Mr. Lacey is entitled to a base salary of 210,000 per year and annual bonus in an amount based upon the annual performance and profitability of the Company. In addition, in the event Mr. Lacey terminates his employment for "good reason" or is terminated by the Company without "cause" (each, as defined in the employment agreement), he is entitled to a severance payment in an amount equal to 100% of his base salary, plus an amount equal to the greater of the bonus he received in the prior fiscal year and the average of his bonuses for the past three fiscal years. In addition, upon certain change of control events, his options to purchase Common Stock of the Company will vest and immediately become exercisable. Pursuant to his employment agreement, Mr. Lacey is also prohibited from becoming an employee of certain entities engaged in the manufacture and distribution of nutritional supplements within Canada and the territorial United States for a period of one year following the termination of such Mr. Lacey's employment agreement. Unless sooner terminated by the parties, the agreement expires on December 31, 2002.

     The Company entered into an employment agreement with Mr. Young in June 1994. Mr. Young is entitled to salary and annual bonuses in an amount based upon the annual performance and profitability of the Company. In addition, in the event Mr. Young is terminated, or his employment ceases, for any reason other than cause, death, incapacity or resignation, he is entitled to a severance payment in an amount equal to a minimum of 100% of the base salary he received during the nine months immediately preceding his termination, and a maximum of 100% of the base salary he received during the 9 months immediately preceding his termination. If Mr. Young is terminated due to incapacity, he is entitled to 50% of the total compensation he received during the nine months immediately preceding his termination.

     The Company entered into certain additional agreements with Messrs. Baty, Bock, Lacey and Young as of August 1, 2000. Pursuant to such agreements, upon certain change of control events that are consummated on or before August 1, 2001, if, upon the closing of a change of control event, any of Messrs. Baty, Bock, Lacey or Young (a) terminates his employment for "good reason," (b) the Company terminates his employment without "cause," or (c) he continues his employment with the Company after a change of control, then he will be entitled to receive a retention bonus. Such retention bonuses are approximately $150,000 with respect to Mr. Young, $200,000 with respect to Mr. Bock, $300,000 with respect to Mr. Lacey, and $565,000 with respect to Mr. Baty.

DIRECTOR COMPENSATION

     Members of the Board of Directors who are not employees of the Company or any subsidiary or parent corporation of the Company (the "Independent Directors") receive an annual fee of $12,000. In addition to the annual fee, each Independent Director is entitled to receive $1,500 for each Board meeting attended and $500 for each committee meeting attended on a day the Board is not otherwise meeting. The Company will also reimburse all directors for their reasonable expenses incurred in connection with their activities as directors of the Company. Each Independent Director receives options to purchase 20,000 shares of Class A Stock upon appointment or election to the Board of Directors and options to purchase 7,000 shares of Class A Stock upon each annual meeting of the Company's stockholders following the first anniversary of the date of appointment or election to the Board of Directors, provided the Independent Director is then still serving as a director of the Company. Messrs. Corey, Drapkin, Gustin, Kimmel and Powell are currently Independent Directors of the Company. Directors who are not Independent Directors receive no compensation for serving on the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From June 1, 1998 to August 14, 1999, Eric Weider, Roger H. Kimmel and George F. Lengvari were members of the Compensation Committee of the Board of Directors. Effective August 15, 1999, Glenn W. Schaeffer and Ronald L. Corey were appointed members of the Compensation Committee replacing, Messrs. Weider, Kimmel and Lengvari. Effective June 1, 2000, Mr. H. F. Powell replaced Mr. Schaeffer as a member of the Compensation Committee. Messrs. Powell and Corey are not employees of, or otherwise affiliated with (other than in their capacity as director), the Company.

     Pursuant to a sublicense agreement dated December 1, 1996 with Mariz Gestao E Investimentos Limitada ("Mariz"), the Company obtained the exclusive worldwide right to use the Weider name and trademarks, except in the following countries: the United States, Canada, Mexico, Spain, Australia, New Zealand, Japan and South Africa. Mariz is a company incorporated under the laws of Portugal and owned by a trust of which the family members of George F. Lengvari, a director of the Company, are included among the beneficiaries. Mariz obtained its exclusive international rights to use the Weider name and trademarks pursuant to a license agreement, effective June 1, 1994, among Mariz and Joe Weider, Ben Weider, Weider Sports Equipment and Weider Health and Fitness. Pursuant to the license agreement with Mariz, the Company is required to make annual royalty payments to Mariz commencing on December 1, 1998 on sales of the Company's brands in existence on December 1, 1996 in countries covered by the agreement. In addition, the sublicense agreement with Mariz includes an irrevocable buy-out option exercisable by the Company after May 31, 2002 for a purchase price equal to the greater of $7.0 million or 6.5 times the aggregate royalties paid by the Company in the fiscal year immediately preceding the date of the exercise of the option. In fiscal 2000, the Company incurred royalty expense of $390,000 relating to the Mariz licensing agreement.

     Latham & Watkins, of which Roger H. Kimmel, a director of the Company, is a partner, performed legal services for the Company during the fiscal year ended May 31, 2000.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     From June 1, 1998 to August 14, 1999, the Compensation Committee of the Board of Directors (the "Compensation Committee") was comprised of Eric Weider, Roger H. Kimmel and George F. Lengvari. Effective August 15, 1999, Glenn W. Schaeffer and Ronald L. Corey were appointed as members of the Compensation Committee replacing Messrs. Weider, Kimmel and Lengvari. Effective June 1, 2000, Mr. H. F. Powell replaced Mr. Schaeffer as a member of the Compensation Committee. The Committee provides guidance and overview for all executive compensation and benefit programs, including basic strategies and policies. The Committee evaluates the performance of the executive officers and determines their compensation levels in terms of salary, bonuses, stock options and other benefits, all subject to approval of the Board of Directors. In accordance with rules established by the Commission, the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the Named Officers. The Compensation Committee has prepared the following report for inclusion herein.

     Compensation Policy and Company Performance. The executive compensation program's overall objective is to reward and retain executives with the level of talent and ability required to prudently guide the Company's growth, maximize the link between executive and stockholder interests through a stock option plan, recognize individual contributions as well as overall business results and maintain the Company's position as a leader in the nutritional supplements market. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive's compensation to performance.

     The key elements of the Company's compensation program consist of fixed compensation in the form of base salary and variable compensation in the forms of bonus payments and stock option awards under the Equity Plan. An executive's annual base salary represents the fixed component of such executive's total compensation and variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to the Company's Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the programs described below.

     Base Salaries. A competitive base salary is necessary to the development and retention of capable management and is consistent with the Company's long-term goals. Base salaries for executives are determined based upon the Compensation Committee's evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by the Company and general economic conditions.

     Bonus Payments. Targeted cash bonus payments are awarded to executives in recognition of contributions to the business during the prior year. An executive's contributions to the business are measured, in part, by his or her success in meeting certain goals established by such executive and the Compensation Committee in consultation with the Chief Executive Officer. The aggregate amount of the bonuses awarded in any fiscal year is determined by reference to the terms of the executive employment agreements, the Company's competitive position, assessment of progress in attaining long-term goals and business performance considerations.

     The specific cash bonus an executive receives is dependent on individual performance and level of responsibility. Assessment of an individual's relative performance is made annually based on a number of factors, including initiative, business judgment, knowledge of the industry and management skills.

     Awards under the Equity Plan. The other principal component of executives' compensation is stock options, which are intended as a tool to attract, provide incentive to and retain those executives who make the greatest contribution to the business, and who can have the greatest effect on the long-term profitability of the Company. The exercise price of the stock options is set at a price equal to the market price of the Class A Common Stock at the time of the grant. The options therefore do not have any value to the executive unless the market price of the Class A Common Stock rises. The Compensation Committee believes that these stock options more closely align the executives' interests with those of its stockholders, and focus management on building profitability and long-term stockholder value.

     Policy on the Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code"), limits a public company's federal income tax deduction for compensation paid in excess of $1,000,000 to any of its five most highly compensated executive officers. However, certain performance-based compensation, including awards of stock options, is excluded from the $1,000,000 limit if specific requirements are met.

     While the tax impact of any compensation arrangement is one factor which is considered by the Compensation Committee, such impact is evaluated in light of the compensation policies discussed above. The Compensation Committee's compensation determinations have generally been designed to maximize the Company's federal income tax deduction for possible application in future years. However, from time to time compensation may be awarded which is not fully deductible if it is determined that such award is consistent with the overall design of the compensation program and in the best interests of the Company and its stockholders.

     Chief Executive Officer Compensation. The Company entered into an employment agreement with Bruce J. Wood, its current Chief Executive Officer and President, as of June 3, 1999. Pursuant to his employment agreement, the Company granted Mr. Wood stock options exercisable for 600,000 shares of Class A Common Stock and agreed to pay Mr. Wood an annual base salary of $400,000. For the fiscal year ended May 31, 2000, Mr. Wood was guaranteed a bonus at least equal to his base salary. The minimum base salary and annual increases set forth in Mr. Wood's employment agreement were determined based on the Board of Directors' judgment concerning various factors, including his level of responsibility and career experience. Although none of these factors were given a specific weight, primary consideration was given to his career experience. No particular formulas or measures were used. See the description of Mr. Wood's employment agreement under "Employment Related Agreements" above.

     Conclusion. The Company has had, and continues to have, an appropriate and competitive compensation program. The balance of a competitive base salary, bonus payments and significant emphasis on long-term incentives is a foundation designed to build stability and to support the Company's continued growth. This report is submitted by the members of the Compensation Committee.

                                          Members of the Compensation Committee
                                          of the
                                          Board of Directors

                                          H.F. POWELL
                                          RONALD L. COREY

     The preceding "Report of the Compensation Committee on Executive Compensation" and the "Stock Performance Chart" that appears immediately hereafter shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any documents so filed.

STOCK PERFORMANCE CHART

     As part of the executive compensation information presented herein, the Commission requires a comparison of stock performance for the Company with stock performance of a broad equity market index and an appropriate industry index. The following chart compares the cumulative total stockholder return on the Class A Common Stock during the period from May 1, 1997 to May 31, 2000 (the Company's fiscal year end) with the cumulative total return on Standard & Poor's 500 Index and a peer group index of nutritional supplement companies. The comparison assumes $100 was invested on May 1, 1997 (the first day of trading in the Class A Common Stock) in the Class A Common Stock or in each of the foregoing indices and assumes reinvestment of dividends, if any. The peer group used in the below stock performance chart consists of the companies included in the Natural Business Composite Index(TM). The stock performance shown on the following chart is not necessarily indicative of future performance.

                                                      Weider Nutrition International, Inc.             S&P 500
5/1/97                                                                              100.00              100.00
5/31/97                                                                             115.00              106.00
5/31/98                                                                             142.00              139.00
5/31/99                                                                              49.00              168.00
5/31/00                                                                              49.00              162.00

                                                           Natural Business Composite Index(TM)
5/1/97                                                                                   100.00
5/31/97                                                                                  102.00
5/31/98                                                                                   68.00
5/31/99                                                                                   31.00
5/31/00                                                                                   24.00

                              CORPORATE GOVERNANCE

BOARD MEETINGS AND COMMITTEES

     The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring approval by the Board of Directors. The Board also holds special meetings when an important matter requires action by the Board of Directors between scheduled meetings. During fiscal 2000, the Board of Directors met nine times (including three held by written consent). Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during fiscal 2000 and the total number of meetings held during fiscal 2000 by all committees of the Board of Directors on which that director served, except for Mr. Drapkin who attended approximately 50% of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which Mr. Drapkin served.

     The Company has established a standing Audit Committee of the Board of Directors which met five times during fiscal 2000. From June 1, 1998 to August 14, 1999, the Audit Committee was comprised of Roger H. Kimmel, Ronald L. Corey and Glenn W. Schaeffer. Effective August 15, 1999, Donald G. Drapkin replaced Mr. Kimmel as a member of the Audit Committee. From August 15, 1999 to February 28, 2000 the Audit Committee was comprised of Ronald L. Corey, Donald
G. Drapkin and Glenn W. Schaeffer. Effective February 29, 2000, H. F. Powell replaced Mr. Drapkin as a member of the committee. Effective June 1, 2000, Glenn
W. Schaeffer resigned from the Board of Directors. The Audit Committee's responsibilities include:

     - recommending the selection of the Company's independent public auditors to the Board of Directors;

     - consulting with the independent auditors with regard to the plan and scope of audit;

     - reviewing in consultation with the independent auditors, their report of audit or proposed report of audit and the accompanying management letter, if any;

     - reviewing the impact of new or proposed changes in accounting principles or regulatory requirements; and

     - consulting with the independent auditors with regard to the adequacy of internal controls, and if need be, consulting with management regarding the same.

     The Company does not have a standing nominating committee. The functions customarily attributable to a nominating committee are performed by the Board of Directors as a whole. The Company will consider nominees recommended by stockholders, although it has not actively solicited recommendations from stockholders for nominees. Stockholders wishing to recommend a person for consideration as a nominee for election to the Board of Directors can do so by giving timely written notice to the Secretary of the Company. See "Other
Matters -- Stockholder Proposals for 2000 Annual Meeting."

     The Company has established a standing Compensation Committee. The Compensation Committee's responsibilities include:

     - reviewing the compensation policy for executive officers and directors of the Company and such other officers of the Company as directed by the Board of Directors;

     - reviewing all forms of compensation to be provided to the executive officers of the Company;

     - reviewing general compensation goals and guidelines for the Company's employees and the criteria by which bonuses to the Company's employees are determined;

     - acting as administrator of the Equity Plan;

     - reviewing other plans that are proposed for adoption or adopted by the Company for the provision of compensation to employees of, directors of, and consultants to, the Company;

     - preparing the Compensation Committee Report, which is included in this proxy statement; and

     - authorizing the repurchase of shares and severance compensation from terminated employees.

From June 1, 1998 to August 14, 1999, the Compensation Committee was comprised of Eric Weider, Roger H. Kimmel and George F. Lengvari. Effective August 15, 1999, Glenn W. Schaeffer and Ronald L. Corey comprised the entire membership of the Committee. Effective June 1, 2000 Mr. Schaeffer resigned from the Board of Directors and was replaced on the Compensation Committee by H. F. Powell. During fiscal 2000, the Compensation Committee met two times.

     The Company has established a standing Executive Committee. The Executive Committee has the authority to determine questions of general policy with regard to the business of the Company, lawfully delegated to it by the Board from time to time, and not in conflict with specific powers conferred by the Board upon any other committee appointed by it. Eric Weider, Bruce J. Wood and George F. Lengvari comprise the entire membership of the Executive Committee. During fiscal 2000, the Executive Committee met twice.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ADVERTISING AGREEMENT

     The Company and Weider Publications, Inc., a subsidiary of Weider Health and Fitness, are parties to an Advertising Agreement dated December 1, 1996 (the "Advertising Agreement") under which the Company is obligated (pursuant to an annually updated notification in connection with the Company's budget) to purchase a minimum number of advertising pages in certain of the publications of Weider Publications each month at a price below that charged to unaffiliated third party advertisers. The Advertising Agreement has a ten-year term and is subject to termination by either party if certain specified events occur, including a change of control of Weider Health and Fitness or an initial public offering of Weider Publications. During fiscal 2000, the Company paid Weider Publications a total of approximately $1.65 million for services rendered. Weider Health and Fitness owns all of the Company's Class B Common Stock. Eric Weider, the Chairman of the Board of the Company, is a director of Weider Publications and George Lengvari, a director of the Company, is Chairman of Weider Publications U.K.

TRANSFER OF INTELLECTUAL PROPERTY

     In July 1985, Weider Health and Fitness and Joe Weider entered into an agreement pursuant to which Weider Health and Fitness was granted all rights, title and interest in and to a system of weight training known as "The Weider System" and the exclusive right to use of the name "Joe Weider" within the continental United States. As consideration for such grants, Weider Health and Fitness has agreed to pay Joe Weider approximately $450,000 per year for the rest of his lifetime (of which $250,000 is paid by the Company). Weider Health and Fitness' right to use the "The Weider System" and "Joe Weider" survives the death of Joe Weider. Effective September 1, 1996, Weider Health and Fitness assigned to the Company substantially all such intellectual property. Weider Health and Fitness retained three trademarks used in both the Company's nutritional supplements business and Weider Health and Fitness' body building and exercise equipment divisions; however, Weider Health and Fitness entered into a Trademark and License Agreement granting to the Company a perpetual, royalty-free, fully paid license to use such trademarks for its nutritional supplements business. Weider Health and Fitness owns all of the Company's Class B Common Stock. Mr. Eric Weider, the Chairman of the Board of Directors of the Company, is the President, Chief Executive Officer and a director of Weider Health and Fitness. Mr. Lengvari, a director of the Company, is a director of Weider Health and Fitness.

     For a discussion of an intellectual property licensing agreement in which Mr. Lengvari has an interest, see "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

MANAGEMENT INCENTIVE AGREEMENTS

     Prior to the Company's IPO, the Company entered into Management Incentive Agreements pursuant to which key employees were granted Performance Units as incentive compensation. The Company's IPO triggered conversion of the vested Performance Units into cash and shares of Class A Common Stock. The unvested portion of the Performance Units were converted to Class A Restricted Stock that vest, contingent upon continued employment and/or other factors, over a five-year period at 20% per year from May 31, 1998 through May 2002. The number of unvested shares of Class A Restricted Stock at May 31, 2000 were 18,272 shares.

     To facilitate the payment of individual income taxes incurred in connection with the conversion of the Performance Units, the Company makes loans available to each recipient. These loans bear interest at a rate of 8.0% per annum, are repayable five years from the borrowing date and are secured by the recipient's Class A Common Stock received upon conversion. During fiscal 2000, the Company had a loan outstanding to Mr. Stephen Young. At May 31, 2000, Mr. Young had outstanding principal loan and interest balances of approximately $121,767 and $21,894, respectively, which amounts were the largest amounts owed by Mr. Young during fiscal 2000.

SPONSORSHIPS

     Effective June 1, 1998, as part of its marketing strategy, the Company agreed to participate in the sponsorship of certain body builder contracts with Weider Health and Fitness. The Company paid a total of $200,000 in connection with its sponsorship in fiscal 2000.

IFBB AGREEMENT

     On May 1, 2000, the Company entered into an agreement with the International Federation of Bodybuilders ("IFBB"), a Canadian non-profit corporation which supports international bodybuilding events. Pursuant to the agreement, from May 1, 2000 to April 30, 2003, the Company is obligated to pay $250,000 per year with respect to the Company's sponsorship of certain IFBB bodybuilding events. In return for such sponsorship, IFBB provides the Company with preferential advertising, booth placement, inclusion in certain programs/brochures, and other preferential promotional treatment. Ben Weider, the father of Eric Weider, is the president of IFBB.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires directors, officers and persons who beneficially own more than 10% of a registered class of stock of the Company to file initial reports of ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the Securities Exchange Commission ("Commission") and The New York Stock Exchange. Such persons are also required under the rules and regulations promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during the fiscal year ended May 31, 1999 the Company's directors, officers and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that (i) Mr. Powell failed to timely file his Form 3 upon his appointment as a director of the Company, and Messrs. Corey and Schaeffer (a former director of the Company) failed to timely file Form 5 reporting exempt grants of stock options.

                                 OTHER MATTERS

OTHER BUSINESS FOR MEETING

     The Board of Directors has no knowledge of any matters that will be presented at the 2000 Annual Meeting other than those described herein. If any other matters should properly come before the 2000 Annual Meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Any stockholder of the Company who wishes to present a proposal at the next annual meeting of stockholders of the Company (the "2001 Annual Meeting"), and who wishes to have such proposal included in the Company's proxy materials for that meeting, must in accordance with Rule 14a-8 of the Exchange Act, deliver a copy of such proposal to the Company at 2002 South 5070 West, Salt Lake City, Utah 84104-4726, Attention: Secretary, no later than July 15, 2001. If the 2001 Annual Meeting is held on a date more than 30 days before or after the corresponding date of the 2000 Annual Meeting, any stockholder who wishes to have a proposal included in the Company's proxy materials for that meeting must deliver a copy of the proposal to the Company within a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy materials any stockholder's proposal that does not comply with the rules of the Commission for inclusion therein.

     Any stockholder who intends to present a proposal at the 2001 Annual Meeting without inclusion of such proposal in the Company's proxy materials is required to provide notice of such proposal to the Company at the above address no later than August 29, 2001. If the 2001 Annual Meeting is held on a date more than 30 days before or after the corresponding date of the 2000 Annual Meeting, any stockholder who intends to present a proposal at the 2001 Annual Meeting without inclusion of such proposal in the Company's proxy materials is required to provide notice of such proposal to the Company within a reasonable time before the proxy solicitation is made.

                                          BY ORDER OF THE BOARD OF DIRECTORS OF,

                                          WEIDER NUTRITION INTERNATIONAL, INC.

October 12, 2000

                      WEIDER NUTRITION INTERNATIONAL, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
      THE 2000 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 9, 2000

          The undersigned hereby appoints each of Bruce J. Wood and Daniel A. Thomson as attorneys and proxies, each with power of substitution, to vote all shares of Class A Common Stock (the "Class A Stock") and Class B Common Stock (the "Class B Stock," and together with the Class A Stock, the "Common Stock") of Weider Nutrition International, Inc. (the "Company") held by the undersigned on September 20, 2000, at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held November 9, 2000, at 2:00 p.m., local time, at the Parker Meridien Hotel, 118 West 57th Street, New York, New York 10019, on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournment or postponement thereof.

          The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxy holders will vote such shares FOR the proposals set forth on the reverse side hereof. If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.

                      (Continued and to be dated and signed on the reverse side)

The Board of Directors recommends a vote FOR the following proposals:

1. Election as directors of the Company until the next annual meeting and until their successors are duly elected and qualified.

          FOR ALL nominees                    WITHHOLD AUTHORITY to vote
            listed below                    for ALL nominees listed below                     *EXCEPTIONS
               / /                                      / /                                       / /

Nominees:         Eric Weider, George F. Lengvari, Bruce J. Wood, Ronald L.
                  Corey, Donald G. Drapkin, David J. Gustin, Roger H. Kimmel and
                  H. F. Powell

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions:
             -------------------------------------------------------------------

2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 2001 fiscal year.

                FOR                                    AGAINST
                / /                                      / /


                                             Date:                        , 2000
                                                  ------------------------

                                             Signature:
                                                       -------------------------
                                             Signature:
                                                       -------------------------

Note: Please sign exactly as name appears hereon. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)